SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[x]      Preliminary Information Statement

[ ]      Confidential, for Use of Commission Only (as permitted by Rule
         14c-5(d)(2))

[ ]      Definitive Information Statement

                                  Danskin, Inc.
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                 (Name of Registrant as Specified in Its Charter)

                                  Danskin, Inc.
                --------------------------------------------------
                (Name of Person(s) Filing Information Statement)

Payment of Filing Fee (Check the appropriate box):

[x $125] per Exchange Act Rules 0-11(c)(1)(ii), 14a-b(i)(1), or 14(c)-5(g)

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
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(2)  Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

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         (2)  Form, Schedule or Registration Statement No.:

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         (3)  Filing Party:

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         (4)  Date Filed:

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                                  DANSKIN, INC.
                                Notice of Action
                       by Written Consent of Stockholders

                                December __, 1997


Dear Stockholder,

     Enclosed is an Information Statement regarding certain action taken by written consent of the stockholders of Danskin, Inc. (the "Company") in lieu of a stockholder's meeting approving the adoption of an amendment (the "Amendment") to the Company's Amended and Restated Certificate of Incorporation (See Exhibit A hereto). The effect of the Amendment will be to increase the number of authorized shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to 100,000,000.

     On September 18, 1997, the Board of Directors of the Company approved and authorized the Amendment. On December 12, 1997, Danskin Investors, L.L.C. ("Danskin Investors" or the "Majority Stockholder"), the holder of a majority of the shares of the Company's Series D Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), entitled to cast 38,528,781 votes, or 76.9%, of the votes entitled to be cast by the holders of all of the Company's voting securities, executed a written consent (the "Consent") approving the Amendment. Danskin Investors is the holder of a majority of the Series D Preferred Stock, and is entitled to vote the Series D Preferred Stock, together with the holders of the Common Stock, as one class on all matters subject to a vote of stockholders of the Company. Each share of Series D Preferred Stock entitles the holder thereof to one vote per share for each share of Common Stock which would be issued upon conversion of a share of Series D Preferred Stock. Accordingly, the Majority Stockholder is entitled to cast 76.9% of the votes entitled to be cast by the holders of all of the Company's voting securities.

     This Information Statement is being provided pursuant to the General Corporation Law of the State of Delaware, which provides that actions permitted to be taken by written consent of the stockholders are subject to prompt notice to the stockholders not executing the Consent. The rules under the Securities Exchange Act of 1934, as amended, provide that the attached Information Statement shall be sent out to the Company's stockholders at least 20 days in advance of the effective date of the Amendment. Accordingly, the effective date of the Amendment will be January __, 1998.

                                                     By Order of the Board,

                                                     Mary Ann Domuracki
                                                     Chief Executive Officer


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                                  DANSKIN, INC.
                              111 West 40th Street
                               New York, NY 10018

                        Information Statement Concerning
                 Action Taken by Written Consent of Stockholders

     This Information Statement contains information regarding action taken by written consent of the holder of shares entitled to cast 76.9% of the votes entitled to be cast by the holders of all of the outstanding voting securities of Danskin, Inc. (the "Company") approving an amendment (the "Amendment") to the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate"). The effect of the Amendment will be to increase the number of authorized shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to 100,000,000.

     This Information Statement is provided pursuant to Rule 14(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the stockholders of the Company. On September 18, 1997, the Board of Directors of the Company approved and authorized the Amendment. On December 12, Danskin Investors, L.L.C. ("Danskin Investors" or the "Majority Stockholder"), the holder of a majority of the shares of the Company's Series D Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), entitled to cast 38,528,781 votes, or 76.9%, of the votes entitled to be cast by the holders of all of the Company's voting securities, executed a written consent (the "Consent") approving the Amendment. Danskin Investors is the holder of a majority of the Series D Preferred Stock, and is entitled to vote the Series D Preferred Stock, together with the holders of the Common Stock, as one class on all matters subject to a vote of stockholders of the Company. Each share of Series D Preferred Stock entitles the holder thereof to one vote per share for each share of Common Stock which would be issued upon conversion of a share of Series D Preferred Stock. Accordingly, the Majority Stockholder is entitled to cast over 76.9% of the votes entitled to be cast by the holders of all of the Company's voting securities.

     The purpose of this Information Statement is to provide the stockholders of the Company with information regarding the Amendment.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The date of this Information Statement is December __, 1997.


                                       -1-

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Background

     On May 19, 1997, the Company entered into an agreement with Danskin Investors, a Delaware limited liability company formed by Onyx Partners, Inc., pursuant to which Danskin Investors agreed to make a substantial equity investment in the Company upon the satisfaction of certain conditions. The Company entered into the agreement in order to effect a recapitalization, which would, among other things, reduce the amount of the Company's debt. Under the terms of the agreement, Danskin Investors agreed to negotiate with the Company's former principal lender, First Union National Bank of North Carolina (the "Bank"), to obtain an agreement pursuant to which all of the Company's obligations with the Bank under its existing loan agreement would be satisfied.

     On August 28, 1997, the Bank, the Company and Danskin Investors agreed on terms pursuant to which Danskin Investors would purchase the term loan portion of the Company's obligations under the Amended and Restated Loan and Security Agreement dated as of June 22, 1995, as amended, between the Company, the Bank, as agent, and the lenders named therein (the "Loan Agreement") of approximately $21.3 million (the "Term Loan Amount"). In addition, the parties agreed to a refinancing of the Company's revolving credit facility with the Bank. The Company also entered into a Letter of Understanding with Danskin Investors on such date, pursuant to which Danskin Investors agreed to cancel in part and to contribute to the capital of the Company in part the Term Loan Amount and to contribute an additional $4 million in cash to the capital of the Company (collectively, the "Capital Contribution"), in exchange for which Danskin Investors would receive $15 million aggregate principal amount of subordinated notes (the "Notes") and Series C Convertible Preferred Stock of the Company having a liquidation preference of $500,000 (the "Danskin Investors Preferred Stock" and, together with the "Notes," the "Securities").

     On September 18, 1997, the Board of Directors of the Company unanimously approved, among other things, the restructuring of the Company's loan obligations to the Bank, the Capital Contribution, the issuance of the Notes and the Danskin Investors Preferred Stock to Danskin Investors and the related transactions described below. In addition, the Board authorized the declaration of a dividend to holders of Common Stock of one share of Common Stock for each
11.99 shares of Common Stock held of record as of the close of business on the date of the closing of the purchase of the Securities (the "Closing Date"). See "Resolutions Adopted in Connection with the Recapitalization." On September 22, 1997, the Company and Danskin Investors executed a Securities Purchase Agreement (the "Securities Purchase Agreement") pursuant to which the Danskin Investors Preferred Stock and the Notes were purchased by Danskin Investors. The Securities Purchase Agreement also obligates the Company to offer, promptly after the conversion or exchange of the Securities (as described below), to the holders of outstanding shares of Common Stock and preferred stock convertible into Common Stock, transferable rights to purchase shares of Common Stock (the "Rights Offering").


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Structure of the Transaction

     Pursuant to the terms of the Securities Purchase Agreement, and subject to the conditions contained therein, Danskin Investors purchased from the Company the Danskin Investors Preferred Stock and the Notes. The purchase price for the Securities was paid by Danskin Investors by making the Capital Contribution. The Capital Contribution was funded (i) through capital contributions made to Danskin Investors by its members and (ii) with $544,129 paid to the Company by the Oppenheimer Bond Fund for Growth ("BFG"), a major stockholder of the Company, in exchange for a portion of the Securities.

     Under the Securities Purchase Agreement the Company was also obligated to refinance the amounts due to the Bank under the revolving credit portion of the Loan Agreement. Such refinancing was completed on October 8, 1997 (the "Refinancing Closing") and $12,000,000 aggregate principal amount of the Notes and the Danskin Investors Preferred Stock were automatically converted into: (i) 2,400 shares of the Company's Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock") having a liquidation preference of $12,000,000;
(ii) a seven-year warrant (the "Warrant") to purchase 10,000,000 shares of Common Stock at an exercise price of $.30 per share; and (iii) notes representing $3,000,000 aggregate principal amount of remaining subordinated debt (the "Remaining Subordinated Debt").

     The Series D Preferred Stock bears an 8% annual dividend rate, payment of which shall accrue, but is not required to be paid for the period ending December 31, 1999, and a seven-year maturity. If for any fiscal year beginning with the fiscal year ended December 31, 1999, the Company meets certain agreed-upon financial targets, all accrued dividends for such fiscal year will be forgiven, and the Series D Preferred Stock will automatically convert into 40 million shares of Common Stock. Holders of the Series D Preferred Stock are entitled to designate for election to the Board a majority of the members of the Company's Board of Directors. Accordingly, the issuance of the Series D Preferred Stock constituted a change in control. In connection with this transaction, the Board of Directors of the Company accepted the resignations of Ms. Patricia Patterson, Mr. John Burden and Mr. Edwin Dean as directors of the Company and elected Mr. Andrew J. Astrachan, Ms. Nina McLemore, Mr. Gabriel Brener and Mr. James P. Jalil as directors. Thereafter, on December 8, 1997, Mr. Howard D. Cooley resigned as a director of the Company. At a meeting of the Board of Directors held on December 10, 1997, the Board amended the Company's bylaws to increase the number of directors constituting the entire Board of Directors from nine to ten and elected Mr. Michael Hsieh and Mr. David Chu to the Board of Directors.

     As part of the Recapitalization, BFG exchanged the 10% Cumulative Preferred Stock of the Company held by BFG, together with all accrued but unpaid dividends thereon, for 3,479,632 shares of Common Stock (the "Oppenheimer Exchange"). The 10% Cumulative Preferred Stock has been canceled and retired. BFG holds approximately 88.3 shares of Series D Preferred Stock


                                       -3-

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and a warrant to purchase 367,801 shares of Common Stock as a result of its participation in the Capital Contribution.


The Rights Offering

     The Company intends to offer to its stockholders, including Danskin Investors, the right to purchase, pro rata, 10,000,000 shares of Common Stock (the "Offered Common Stock") at a price of $.30 per share. Danskin Investors has agreed to purchase its pro rata share of the Offered Common Stock in exchange for an equivalent principal amount of the Remaining Subordinated Debt. In addition, Danskin Investors has agreed to stand by to purchase any shares of Common Stock not purchased by the other stockholders. The proceeds from any shares of Offered Common Stock purchased by stockholders other than Danskin Investors shall be paid by the Company to Danskin Investors in payment of an equivalent principal amount of the Remaining Subordinated Debt. The Company expects to file a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission as soon as practicable in order to register such rights to purchase Common Stock, as well as the Common Stock underlying such rights, under the Securities Act of 1933, as amended. Upon the Registration Statement becoming effective, stockholders will receive notification of the Rights Offering and instructions on how to exercise the rights.


Resolutions Adopted in Connection with the Recapitalization

     On September 18, 1997, the Board unanimously adopted resolutions approving agreements between Danskin Investors and the Company, effective upon closing of the transactions contemplated by the Securities Purchase Agreement. Among other things, the resolutions: (i) authorized amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000; (ii) authorized acceptance of the Capital Contribution; (iii) authorized acceptance of the Oppenheimer Exchange; (iv) authorized the Rights Offering; (v) authorized amendment of the Company's by-laws to fix the number of directors constituting the entire Board of Directors at nine and, subject to obtaining the agreement of SunAmerica Life Insurance Company ("SunAmerica") to terminate its agreement with the Company regarding the election of persons designated by SunAmerica to the Board, to remove the provision limiting the number of directors to not more than ten without the affirmative vote of each director designated by SunAmerica; (vi) declared a dividend on shares of Common Stock equal to one share of Common Stock for each 11.99 shares of Common Stock held of record on the Closing Date; and (vii) authorized termination of the Heads of Agreement (as defined below) with Donald Schupak and amendment of the employment agreements of each of Mary Ann Domuracki and Beverly Eichel.


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Shareholder Approval Previously Obtained

     As of December 1, 1997, the Company had 10,074,207 issued and outstanding shares of Common Stock and 2,400 issued and outstanding shares of Series D Preferred Stock. Each share of Common Stock is entitled to one vote and each share of Series D Preferred Stock is entitled to that number of votes equal to the number of shares of Common Stock into which a share of Series D Preferred Stock is convertible, or 16,666.66 votes per share of Series D Preferred Stock, on any matter brought to a vote of the Company's stockholders. The Majority Stockholder is the holder of a majority of the shares of Series D Preferred Stock entitled to cast 38,528,781 votes, or 76.9%, of the total votes entitled to be cast by the holders of all of the Company's outstanding voting securities. By written consent dated December 12, 1997, the Majority Stockholder approved the Amendment, such Amendment to take effect 20 days following the mailing of this Information Statement or on such later date as may be specified by the Board of Directors. Such action is sufficient to satisfy the applicable requirements of Delaware law that such action be approved by stockholders. Accordingly, stockholders will not be asked to take further action on the Amendment at any future meeting. Stockholder approval was not required for the issuance of the Series D Preferred Stock.


No Dissenter's Rights

     None of the corporate actions described in this Information Statement will afford to stockholders the opportunity to dissent from the action described herein and to receive an agreed or judicially appraised value for their shares.


Other Information

     On September 22, 1997, in connection with the Capital Contribution, Donald Schupak, Chairman of the Board of the Company, purchased from the Company, for $20,000 in cash and a promissory note for $80,000, a warrant for the purchase of 5,372,315 shares of Common Stock at an exercise price of $.30 per share. The sale of the warrant and the termination of the Heads of Agreement dated March 27, 1997, as amended (the "Heads of Agreement"), were approved by the Board of Directors at its meeting on September 18, 1997.

     The Board also approved an amendment to the employment agreement of Mary Ann Domuracki, Chief Executive Officer of the Company, and granted to Ms. Domuracki options to purchase 1,020,000 shares of Common Stock, and an amendment to the employment agreement of Beverly Eichel, Executive Vice President and Chief Financial Officer of the Company, and granted to Ms. Eichel options to purchase 680,000 shares of Common Stock. The amendments to the employment agreements of each of Ms. Domuracki and Ms. Eichel related to (a) a deferral of each of their rights under the change-in-control provisions of their respective employment agreements and (b) the terms of each of their continued employment with the Company.


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     In connection with the amendment of their respective employment agreements, options to purchase 1,020,000 shares of Common Stock were granted to Ms. Domuracki and options to purchase 680,000 shares of Common Stock were granted to Ms. Eichel at an exercise price of $0.30 per share, of which options to purchase 630,000 and 420,000 shares are vested and exercisable immediately, respectively.

     In connection with the Capital Contribution, the Company granted options to purchase 1,591,749 shares of Common Stock to Ms. McLemore, a director and Vice Chairperson of the Company, at an exercise price of $.30 per share, of which options to purchase 795,899 shares are vested and exercisable immediately. The balance of such options generally vest over a three year period and are, under certain circumstances, exercisable through September 22, 2004. In addition, David Chu, a director of the Company, purchased from the Company, for $14,815, a warrant for the purchase of 795,900 shares of Common Stock at an exercise price of $.30 per share.

     On September 18, 1997, the Executive Committee of the Board of Directors of the Company amended the Company's 1992 Stock Option Plan (the "Stock Option Plan") to clarify that the Board of Directors retains the discretion to determine the fair market value of the Common Stock with respect to periods when the Common Stock is not actively traded on either the Nasdaq National Market or the Nasdaq Small Cap(TM) Market or any other national exchange or under circumstances where significant transactions in the Common Stock have occurred outside customary trading venues. Effective October 1, 1997, a total of 239,943 options were repriced with an exercise price of $0.625. All options granted prior to that date that were originally granted at higher exercise prices (ranging from $1.875 to $4) were repriced, with the exception of options granted to certain executives and outside directors. Under the provisions of the Stock Option Plan, as a result of the change in control of the Company, 33,265 options which were not vested on or prior to such change of control, became fully vested.


The Board

     At the meeting of the Board of the Directors held on September 18, 1997, the number of directors constituting the entire Board of Directors of the Company was reduced from ten to nine. In addition, certain Board members resigned and Mr. Andrew Astrachan, Ms. Nina McLemore, Mr. Gabriel Brener and Mr. James P. Jalil were elected to fill the four vacancies that then existed. On December 8, 1997, Mr. Howard D. Cooley resigned as a director of the Company. At a meeting of the Board of Directors held on December 10, 1997, the Board increased the number of directors constituting the entire Board of Directors from nine to ten. The Board of Directors then elected two additional directors, Mr. Michael Hsieh and Mr. David Chu, to fill the two vacancies. Information regarding the new members of the Board, including the two additional directors elected at the December 10 meeting, is included in the Schedule 14F filed concurrently with this Schedule 14C.


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Material Incorporated By Reference

     The following documents are incorporated herein by reference: (i) the
Schedule 14F filed concurrently with this Schedule 14C; (ii) the audited balance sheets of the Company as of December 28, 1996 and December 30, 1995 and the related statements of operations, stockholders' equity(deficit), cash flows for the two years ended December 28, 1996 and December 30, 1995 and other information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996; (iii) the unaudited consolidated balance sheets of the Company as of December 28, 1996 and September 27, 1997 and other information contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1997; and (iv) the Company's Current Reports on Form 8-K dated May 19, 1997, September 22, 1997, October 8, 1997 and November 10, 1997.

                                              By Order of the Board of Directors


                                              MARY ANN DOMURACKI
                                              Chief Executive Officer

December __, 1997


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EXHIBITS


Exhibit A    Certificate of Amendment to the Amended and Restated Certificate of
             Incorporation of Danskin, Inc.


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